Exhibit 99.2

Actions Semiconductor Co., Ltd

Investor conference call prepared remarks relating to proposed tender offer to purchase for cash Actions Semiconductor Co., Ltd’s (the “Company” or “Actions Semiconductor”) issued and outstanding ordinary shares, $0.000001 par value per share (the “Shares”) (including Shares represented by American Depositary Shares (the “ADSs,” together with the Shares, the “Securities”)

August 15, 2014

Having evaluated our cash position, business operations, future outlook, acquisition strategy, existing and anticipated capital structure, and a variety of alternatives for using our available financial resources, our board of directors has determined that a self-tender offer is a prudent use of our available cash and an effective means of providing value to the holders of our ordinary shares and ADSs. Earlier today, our board of directors approved a self-tender offer to repurchase a portion of our ordinary shares and ADSs for cash which will commence on or about August 20, 2014. Please see our press release and Form 6-K filed with the SEC today for further details.

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Actions Semiconductor’s Securities. The solicitation of offers to buy Actions Semiconductor’s Securities will only be made pursuant to the offer to purchase, to be issued in connection with the commencement of the tender offer (as may be amended or supplemented), the related letter of transmittal and other related documents that Actions Semiconductor intends to send to holders of its Securities. The tender offer materials will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be distributed by Actions Semiconductor to the holders of its Securities at no expense to them. In addition, all of the materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov and from the information agent.